VG TECH, INC.

4676 West 6 th Avenue, Suite A	TEL: (604) 710-4272
Vancouver, British Columbia, Canada V6K 1V7	FAX: (604) 736-4912

September 7, 2004
OTC BB: VGTE.OB

FOR IMMEDIATE DISSEMINATION

VG TECH ANNOUNCES ACQUISITION AGREEMENT FOR AQUA SOCIETY GMBH

Vancouver, British Columbia – September 7, 2004 – VG Tech, Inc. (OTCBB: VGTE.OB) (the "Company") announces that it has entered into an agreement with Aqua Society GMBH ("Aqua"), Water-Capital-Holding Ltd. ("Water") and Mr. Steve Livingston, the Company's sole director and its President, Secretary and Treasurer, as a result of which the Company will acquire all of the shares of Aqua from Water.

The agreement calls for the Company to issue 10,000,000 shares of its common stock and 34,000,000 special warrants to Water as consideration for the Aqua shares. The special warrants will be convertible into shares of the Company on a one for one basis without the payment of any additional consideration. Exercise of the special warrants is conditional upon the Company having authorized capital stock of at least 200,000,000 shares of common stock. As further consideration for the Aqua shares, Mr. Livingston has agreed to transfer to Water all of the 36,000,000 shares of the Company's common stock held by him.

Upon closing of the acquisition of Aqua, Mr. Livingston will resign as a director and as the Company's President, Secretary and Treasurer and Mr. Achim Stamm will be appointed to those positions in his stead. Mr. Stamm is currently the managing director of Aqua.

Aqua is a German company with limited liability. Aqua is currently developing a proprietary technology for the extraction of potable water from the atmosphere.

Contact:	Mr. Steve Livingston, President, Secretary and Treasurer
Telephone:	(604) 710-4272

V G TECH, INC.

_______________________
Steve Livingston
President, Secretary and Treasurer

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. A key factor that could cause actual results to differ materially from those described in forward-looking statements is the inability of the Company to obtain final court approval of the stipulation of settlement.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.